Exhibit 99.1

FOR RELEASE IMMEDIATE RELEASE

FAIRPOINT COMMUNICATIONS REPORTS FIRST QUARTER 2009 RESULTS

CHARLOTTE, N.C. (May 5, 2009) FairPoint Communications, Inc. (NYSE: FRP) (“FairPoint” or the “Company”), a leading provider of communications services to communities across the country, today announced its financial results for the three months ended March 31, 2009. FairPoint completed its acquisition of Verizon Communication’s wireline and related operations in Maine, New Hampshire and Vermont (the “Northern New England business”) on March 31, 2008.  As a result of that transaction, which was treated as a “reverse acquisition” for accounting purposes, the statement of operations for the three months ended March 31, 2008 reflects the operating results of the Northern New England business only. For purposes of analysis, the statement of operations for the three months ended March 31, 2008 is presented on a pro forma basis, assuming the acquisition and related transactions had occurred on January 1, 2008.

Operational Highlights

•                 Operational trends continue to improve following the early February systems cutover for the northern New England operations. Bill cycles are current and processing on a normal schedule; provisioning of new orders has increased steadily, although a sizable backlog remains; and call center volumes are nearly at pre-cutover levels.

•                 The rate of decline in access line equivalents in the northern New England operations continued to improve as access lines declined by 1.3% in the first quarter of 2009 (or 1.8% normalizing for a one-time adjustment to access lines identified during the systems cutover) compared with a decline of 2.7% in the fourth quarter of 2008.

•                 Total high-speed data (HSD) subscribers increased by 1.9% (or 1.3% normalizing for a one-time cutover related adjustment) in the first quarter compared with a 0.4% increase in the final quarter of 2008. HSD subscribers reached nearly 301,000 and penetration increased to 21.5% on a consolidated basis as of March 31, 2009.

•                 Revenue totaled $311.6 million for the first quarter of 2009, a decline of 2.4% compared with $319.3 million in the fourth quarter of 2008.

•                 Adjusted EBITDA (a non-GAAP financial measure as defined herein) totaled $123.2 million for the first quarter of 2009, compared with $137.5 million in the fourth quarter of 2008. For purposes of the covenants contained in the Company’s credit facility, Adjusted EBITDA totaled $125.1 million in the first quarter of 2009.

“During the first quarter of 2009, we completed an unprecedented cutover to our new systems for the northern New England operations,” stated Gene Johnson, Chairman and CEO of FairPoint. “While the systems cutover has resulted in a disruption to our operations and has negatively impacted or inconvenienced many of our customers, over the past several months, measurable progress has been achieved in key areas and we expect to largely return to a normal level of operations by the end of the second quarter. After some initial delay, billing cycles are up to date and are now being processed on a normal schedule, provisioning of new orders has increased steadily and we are making progress in reducing the initial cutover driven backlog. Also, call volumes into our customer service centers have declined significantly and are nearly at pre-cutover levels,” Johnson continued.

“Our financial performance was negatively impacted during the first quarter as we continued to incur substantial cutover-related costs and assumed responsibility for all services previously performed by Verizon under the transition services agreement. Looking ahead, we expect to continue to incur cutover related costs, at a declining rate, during the second quarter as we strive to return to normal operating levels. We continue to expect improved results in the second half of the year as we turn our focus to growing revenue and improving our cost structure,” concluded Johnson.

First Quarter Results

Revenue for the first quarter of 2009 was $311.6 million, compared with $319.3 million for the fourth quarter of 2008 and pro forma revenue of $349.4 million for the first quarter of 2008. Revenue declined 2.4% compared to the fourth quarter of 2008 reflecting the continued decrease in access line equivalents, the effects of seasonality in the Company’s northern New England operations, and the weak economic environment. First quarter 2009 revenue has been reduced by $1.7 million for the estimated effect of pending disconnects that had not been processed through the Company’s systems on a timely basis as a result of the systems cutover and to give effect to anticipated billing adjustments and credits that had not yet been processed as of March 31, 2009.

Operating expenses, excluding depreciation, for the first quarter of 2009 totaled $237.6 million, a decline of $31.2 million compared to the fourth quarter of 2008. The improvement in operating expenses was driven primarily by a decrease in costs incurred under the transition services agreement (“TSA”) with Verizon which was terminated at the end of January.  Excluding transition services and other cutover related costs, operating expenses increased by $10.0 million, primarily reflecting the additional costs incurred by the Company for services that were previously covered under the TSA with Verizon.

Adjusted EBITDA was $123.2 million for the three months ended March 31, 2009, compared with $137.5 million for the fourth quarter of 2008 and pro forma Adjusted EBITDA of $134.3 million for the three months ended March 31, 2008. The decline in Adjusted EBITDA from the fourth quarter of 2008 primarily reflects the reduced level of revenue and the higher operating expenses incurred for services previously provided under the TSA with Verizon.

For purposes of the covenants contained in the Company’s credit facility, Adjusted EBITDA totaled $125.1 million in the first quarter of 2009, including income of $15.0 million related to the transition agreement reached with Verizon on January 30, 2009. The one-time gain from the settlement with Verizon was largely offset by costs incurred in connection with the northern New England systems cutover which exceeded the cumulative cap for allowed cutover related add-backs as provided by the Company’s credit agreement.  For additional information, refer to the attached reconciliation of Adjusted EBITDA.

Operating Metrics

During the first quarter of 2009, the northern New England operations experienced a 1.3% decline in access line equivalents compared with a 2.7% decline in the fourth quarter of 2008. Access line equivalents for FairPoint’s operations prior to the acquisition of the Northern New England business (“Legacy FairPoint”) declined by 0.8% in the first quarter compared with a decrease of 2.6% in the fourth quarter of 2008.  The improvement in the trend for access line equivalents primarily reflected growth in HSD subscribers, reduced business access line losses, and the impact of higher seasonal disconnects experienced in the fourth quarter of 2008.  Also impacting access line equivalents were approximately 6,500 lines which were identified as a result of the cutover from Verizon systems.  These access lines were incorrectly categorized by Verizon and as a result were not previously reported in the Company’s access line count. Excluding the impact of this one-time increase in access lines, the quarter over quarter decline in access line equivalents would have been 1.8% for the northern New England operations compared with 2.7% in the fourth quarter of 2008.  Access line equivalents in northern New England have been adjusted for pending disconnect orders that had not been processed through the Company’s systems on a timely basis as of March 31, 2009 as a result of the systems cutover.  No adjustments have been made for pending new orders that have not been processed, which will be reflected in the access line counts once they are placed in service and are being billed.

Total access line equivalents were 1,700,673 at March 31, 2009 compared with 1,865,747 at March 31, 2008, a decline of 8.8%. During the first quarter, total access line equivalents declined by 1.2%, or 1.6% after normalizing for the 6,500 access lines identified during the systems cutover, compared with a decline of 2.7% during the fourth quarter of 2008.

During the first quarter of 2009, HSD subscribers in the northern New England operations increased by 1.6% compared with an increase of 0.7% during the fourth quarter of 2008. Excluding the impact of additional lines identified during the systems cutover, the quarter over quarter increase in HSD subscribers for the northern New England operations would have been 0.8%. HSD subscribers in Legacy FairPoint’s properties increased by 2.8% compared with a decrease of 0.3% during the fourth quarter of 2008.

Total combined HSD subscribers reached 300,882 as of March 31, 2009, an increase of 1.9% (or 1.3% normalizing for the one-time adjustment resulting from the systems cutover) compared with 295,360 at December 31, 2008 and 1.8% compared with 295,578 at March 31, 2008. Total HSD penetration was 21.5% as of March 31, 2009, compared with 20.7% at December 31, 2008 and 18.8% at March 31, 2008.

Long distance subscribers totaled 623,497 at March 31, 2009, down 1.3% from 631,458 as of December 31, 2008 and down 7.1% from March 31, 2008.  Long distance penetration was 44.5% at March 31, 2009, compared with 44.3% as of December 31, 2008 and 42.8% a year ago.

Access Line Equivalents

	3/31/2009	12/31/2008	3/31/2008	% change 3/31/08 to 3/31/09	% change 12/31/08 to 3/31/09
Residential access lines
Legacy FairPoint	162,059	165,409	178,659	(9.3)%	(2.0)%
Northern New England	741,906	761,201	851,961	(12.9)%	(2.5)%
	903,965	926,610	1,030,620	(12.3)%	(2.4)%
Business access lines
Legacy FairPoint	51,344	52,402	54,692	(6.1)%	(2.0)%
Northern New England	339,074	340,094	365,307	(7.2)%	(0.3)%
	390,418	392,496	419,999	(7.0)%	(0.5)%

Wholesale access lines	105,408	107,243	119,550	(11.8)%	(1.7)%

Total voice access lines	1,399,791	1,426,349	1,570,169	(10.9)%	(1.9)%

HSD subscribers
Legacy FairPoint	76,619	74,524	70,168	9.2%	2.8%
Northern New England	224,263	220,836	225,410	(0.5)%	1.6%
Total HSD subscribers	300,882	295,360	295,578	1.8%	1.9%

Total access line equivalents	1,700,673	1,721,709	1,865,747	(8.8)%	(1.2)%

Long distance subscribers	623,497	631,458	671,278	(7.1)%	(1.3)%

Cutover Update

As previously reported, the Company began to operate the northern New England operations on its new systems on February 9, 2009. During the period from January 23, 2009 until January 30, 2009, all retail orders were taken manually and following cutover were entered into the new systems.  From February 2, 2009 through February 9, 2009, the Company manually processed only emergency orders, although the Company continued to provide repair and maintenance services to all customers. Following the cutover to its new systems, the Company experienced increased handle time by customer service representatives for new orders, reduced levels of order flow across the systems which caused delays in provisioning and installation, delays in processing bill cycles and collection treatment efforts, and significantly higher call volumes into its customer service centers. While many of these issues were anticipated, the magnitude of difficulties experienced was greater than the Company’s expectations.

Since that time, the Company has continued to work diligently in each of these key areas and has made measurable progress. Order handle time, although still above pre-cutover levels, has been reduced significantly; provisioning of new orders has increased steadily, although a sizable cutover related backlog still remains; all bill cycles have been caught up and bills are now being processed on a normal schedule and call volumes into the customer service centers have been substantially reduced and are nearly at pre-cutover levels. Collection efforts, however, are hampered by a lack of systems functionality which adversely impacts liquidity.  Based upon the progress made to date and our current plans, the Company continues to expect that it will largely return to normal operations by the end of the second quarter of 2009.

Cash Flow and Liquidity

Cash flow from operations totaled $46.1 million for the three months ended March 31, 2009, while capital expenditures totaled $57.7 million for the three months ended March 31, 2009.

In the first quarter of 2009, operating cash flow of $46.1 million was reduced by payments totaling $19.9 million related to the transition services and other agreements with Verizon and costs related to the systems cutover activities totaling $19.4 million. Normalizing for these non-recurring payments, net cash provided by operating activities for the first quarter of 2009 would have been $85.4 million.

As previously disclosed, on January 30, 2009, the Company entered into an agreement (the “Transition Agreement”) with Verizon providing for the acceleration of $30.0 million of payments that could have been owed to FairPoint, pursuant to regulatory orders, based on access line losses during the first two years following the March 31, 2008 acquisition ($15 million of which would have been due on March 31, 2009 with the remaining $15 million potentially due on March 31, 2010). Verizon also waived any potential refund of these amounts and agreed to provide credits totaling $7.7 million against amounts owed by FairPoint under the TSA and related agreements. These amounts were used to offset the approximately $45.4 million owed by the Company to Verizon under these agreements, including a one-time fee of $34.0 million due at cutover, with the balance related to the purchase of certain internet access hardware.  As a result, the Company made a final payment to Verizon of approximately $7.7 million on February 20, 2009.  The settlements set forth in the Transition Agreement resulted in a $22.7 million improvement in the Company’s cash flow and income of $15.0 million related to the acceleration and recognition of the potential 2010 payment in the first quarter of 2009.

On January 21, 2009, as reported previously, FairPoint executed an amendment to its Credit Agreement pursuant to which Bank of America, N.A. was appointed as administrative agent replacing Lehman Commercial Paper Inc.  In addition, among other things, the amendment clarifies that FairPoint may increase the annual dividend back to $1.03 per share, subject to certain conditions.  The amendment also permits the repurchase of FairPoint’s 13 1/8% senior notes due 2018, subject to certain conditions, including compliance with its tax sharing agreement with Verizon. Subsequently, the Company obtained approval from Verizon permitting the repurchase of its senior notes.

During the first quarter, the Company repurchased $8.0 million aggregate principal amount of its senior notes for $2.2 million in cash. In addition, the Company also prepaid $3.3 million of borrowings under its term loan credit facility. In total, the Company retired $11.3 million of outstanding debt during the quarter, in compliance with regulatory orders in Maine, New Hampshire and Vermont.

During the first quarter, the Company drew down $50.0 million under its $170 million revolving credit facility. As of March 31, 2009, the Company had $4.7 million remaining available under its revolving credit facility, net of letters of credit totaling $15.3 million. At March 31, 2009, the Company also had pending commitments for additional letters of credit totaling $3.7 million.

Cash and cash equivalents at March 31, 2009 totaled $92.5 million (excluding restricted cash totaling an additional $55.2 million).  As of March 31, 2009, the Company was in compliance with the financial covenants contained in its credit facility.  On April 1, 2009, the Company made its semi-annual interest payment on the senior notes totaling $35.6 million. Cash and cash equivalents at April 30, 2009 totaled approximately $69 million.  While the Company currently believes that cash generated from operations and cash on hand should be sufficient to meet its cash obligations for the next twelve months, any delays or disruptions in cash flow would place further strains on the Company’s liquidity position.

In addition, the continuing adverse general economic conditions, the operational difficulties experienced following the systems cutover, the additional incremental costs incurred to operate the business following cutover and the resulting inability to fully execute on the Company’s 2009 operating plan and compete effectively in the marketplace, are causing the Company to be at risk of failing to comply with the interest coverage covenant contained in its credit facility as early as the covenant measurement period ending June 30, 2009.  In the event of noncompliance, the Company would seek to obtain a waiver from its lenders or seek to amend the covenants.  There can be no assurance that such a waiver or amendment could be obtained at all or on terms, including any costs or fees associated therewith, reasonably acceptable to the Company in light of its current liquidity position and expected future cash flows.

FairPoint is considering engaging a financial advisor to evaluate its current capital structure and to explore options with respect to a potential restructuring.  In addition, the Company intends to seek from time to time to repurchase a portion of its 13 1/8% notes.  Such repurchases, if any, will depend on prevailing market conditions, the Company’s liquidity needs, contractual restrictions, including those contained in the tax sharing agreement with Verizon, and the agreements governing the Company’s indebtedness, and other factors.

Conference Call and Webcast

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its first quarter results at 8:30 a.m. EDT on May 6, 2009.  Participants should call (888) 562-3356 (US/Canada) or (973) 582-2700 (international) at 8:20 a.m. (EDT) and request the FairPoint Communications First Quarter 2009 Earnings Call or Conference ID# 97880446. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and enter confirmation code 97880446.  The recording will be available from Wednesday, May 6, 2009 at 11:30 a.m. (EDT) through Wednesday, May 13, 2009 at 11:59 p.m. (EDT).

A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com under the Investors section. An online replay will be available beginning later in the morning on May 6, 2009 and will remain available for one year.

During the conference call, representatives of the Company may discuss and answer one or more questions concerning the Company’s business and financial matters. The responses to these questions may contain information that has not been previously disclosed.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in FairPoint’s Quarterly Report on Form 10-Q which will be filed with the Securities and Exchange Commission (“SEC”).  FairPoint’s results for the quarter ended March 31, 2009 are subject to the completion and filing with the SEC of its Quarterly Report on Form 10-Q.

Non-GAAP Financial Measures

Adjusted EBITDA (including Adjusted EBITDA as calculated under FairPoint’s credit facility) is a non-GAAP financial measure (i.e., it is not a measure of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP.  In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures of other companies.  For a definition of and additional information regarding Adjusted EBITDA, and a reconciliation of such measure to the most comparable financial measure calculated in accordance with GAAP, please see the attachments to this press release.

FairPoint believes Adjusted EBITDA is useful to investors because Adjusted EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, liquidity and leverage. FairPoint believes Adjusted EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.  In addition, certain covenants in FairPoint’s credit facility and the indenture governing its senior notes as well as the regulatory orders issued in connection with the acquisition of the Northern New England business contain ratios based on Adjusted EBITDA.  The restricted payment covenants in such agreements and orders regulating the payment of dividends on FairPoint’s common stock are also based on Adjusted EBITDA. If FairPoint’s Adjusted EBITDA were to decline below certain levels, covenants in FairPoint’s credit facility that are based on Adjusted EBITDA may be violated and could cause, among other things, a default under such credit facility. In addition, such a decline could result in FairPoint’s inability to pay dividends on its common stock in the future.

While FairPoint uses Adjusted EBITDA in managing and analyzing its business and financial condition and believes it is useful to its management and investors for the reasons described above, Adjusted EBITDA has certain shortcomings.  In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  FairPoint’s management compensates for the shortcomings of Adjusted EBITDA by utilizing it in conjunction with its comparable GAAP financial measures.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP. Learn more at www.fairpoint.com

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the SEC, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.FairPoint.com.

Investor Contact: Brett Ellis (866) 377-3747; bellis@fairpoint.com

Media Contact: Rose Cummings (704) 602-7304; rcummings@fairpoint.com

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Attachments

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
	(Dollars in thousands)
Assets
Current assets:
Cash	$92,542	$70,325
Restricted cash	4,407	8,144
Accounts receivable, net	192,403	173,589
Materials and supplies	36,032	38,694
Other	26,802	28,747
Deferred income tax, net	33,792	31,418
Total current assets	385,978	350,917

Property, plant, and equipment, net	2,014,700	2,013,515
Intangibles assets, net	228,748	234,481
Prepaid pension asset	9,225	8,708
Debt issue costs, net	24,695	26,047
Restricted cash	50,796	60,359
Other assets	16,470	21,094
Goodwill	595,120	619,372
Total assets	$3,325,732	$3,334,493

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$45,000	$45,000
Current portion of capital lease obligations	1,999	2,231
Accounts payable	169,993	147,778
Dividends payable	—	23,008
Accrued interest payable	36,634	18,844
Interest rate swaps	39,860	41,274
Other non-operating accrued liability	—	19,000
Other accrued liabilities	70,556	70,887
Total current liabilities	364,042	368,022

Long-term liabilities:
Capital lease obligations	7,107	7,522
Accrued pension obligation	48,154	46,801
Employee benefit obligations	233,012	225,840
Deferred income taxes	128,862	154,757
Unamortized investment tax credits	5,204	5,339
Other long-term liabilities	28,332	35,492
Long-term debt, net of current portion	2,464,306	2,425,253
Interest rate swap agreements	30,197	41,681
Total long-term liabilities	2,945,174	2,942,685

Stockholders’ equity:
Common stock	895	890
Additional paid-in capital	735,865	735,719
Retained earnings (deficit)	(587,096)	(578,319)
Accumulated other comprehensive loss	(133,148)	(134,504)
Total stockholders’ equity	16,516	23,786
Total liabilities and stockholders’ equity	$3,325,732	$3,334,493

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	March 31,
	2009	2008
	(Dollars in thousands)

Revenues	$311,630	$282,414
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	145,147	135,837
Selling, general and administrative expense, excluding depreciation and amortization	92,412	63,116
Depreciation and amortization	67,867	53,925
Total operating expenses	305,426	252,878
Income from operations	6,204	29,536
Other income (expense):
Interest expense	(53,479)	(14,522)
Gain on derivative instruments	12,898	—
Gain on early retirement of debt	4,863	—
Other	15,915	986
Total other expense	(19,803)	(13,536)
Income (loss) before income taxes	(13,599)	16,000
Income tax (expense) benefit	4,822	(6,457)
Net income (loss)	$(8,777)	$9,543

Weighted average shares outstanding:
Basic	89,151	53,761
Diluted	89,151	53,761

Earnings per share:
Basic	$(0.10)	$0.18
Diluted	(0.10)	0.18

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
	March 31,
	2009	2008
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$(8,777)	$9,543
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations excluding impact of acquisitions:
Deferred income taxes	(4,925)	16,021
Provision for uncollectible revenue	5,569	3,874
Depreciation and amortization	67,867	53,925
SFAS 106 post-retirement accruals	7,732	22,522
Gain on derivative instruments	(12,898)	—
Gain on early retirement of debt	(4,863)	—
Other non cash items	2,557	(27,956)
Changes in assets and liabilities arising from operations:
Accounts receivable	(22,201)	(8,067)
Prepaid and other assets	2,068	(20,332)
Accounts payable and other accrued liabilities	14,126	(37,870)
Other assets and liabilities, net	(176)	(11,956)
Total adjustments	54,856	(9,839)
Net cash provided by operating activities of continuing operations	46,079	(296)
Cash flows from investing activities of continuing operations:
Acquired cash balance, net	—	11,552
Net capital additions	(57,660)	(24,604)
Net proceeds from sales of investments and other assets	110	—
Net cash used in investing activities of continuing operations	(57,550)	(13,052)
Cash flows from financing activities of continuing operations:
Loan origination costs	(494)	(29,238)
Proceeds from issuance of long-term debt	50,000	1,635,500
Repayments of long-term debt	(5,475)	(685,441)
Contributions from Verizon	—	344,629
Restricted cash	13,300	(80,886)
Repayment of capital lease obligations	(647)	(255)
Dividends paid to stockholders	(22,996)	(1,160,000)
Net cash provided by (used in) financing activities of continuing operations	33,688	24,309
Net increase in cash	22,217	10,961
Cash, beginning of period	70,325	—
Cash, end of period	$92,542	$10,961

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Combined Statement of Operations (Non-GAAP)

For the Three Months Ended March 31, 2008

(in thousands, except per share data)

	Northern New England business (A)	Legacy FairPoint (B)	Merger Related Costs (C)		Pro Forma Adjustments		Pro Forma Results for Combined Businesses

Revenues	$282,414	67,927	—		(923)	(D)	$349,418
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	135,837	27,511	—		(10,131)	(D)(E)	153,217
Selling, general and administrative expense	63,116	12,010	47,000		(50,286)	(E)(F)	71,840
Depreciation and amortization	53,925	13,299	—		5,436	(G)	72,660
Gain on sale of operating assets	—	—	—		—		—
Total operating expenses	252,878	52,820	47,000		(54,981)		297,717
Income from operations	29,536	15,107	(47,000)		54,058		51,701
Other income (expense):
Interest expense	(14,522)	(11,083)	—		(21,510)	(H)	(47,115)
Interest and dividend income	—	713	—		—		713
Loss on derivative instruments	—	(22,259)	—		—	(I)	(22,259)
Other nonoperating, net	986	(32,419)	—		32,419		986
Total other expense	(13,536)	(65,048)	—		10,909		(67,675)

Income before income taxes	16,000	(49,941)	(47,000)		64,967		(15,974)
Income tax (expense) benefit	(6,457)	6,567	25,000	(J)	(18,650)	(J)	6,460

Net income	$9,543	(43,374)	(22,000)		46,317		$(9,514)
Basic weighted average shares outstanding	53,761.0	34,770.0					89,025.0
Diluted weighted average shares outstanding	53,761.0	34,770.0					89,025.0

Basic earnings per common share:
Continuing operations	$0.18						$(0.11)

Diluted earnings per common share:
Continuing operations	$0.18						$(0.11)

Note: The unaudited pro forma combined financial statements have been prepared using the purchase method of accounting as if the transaction with Verizon had been completed as of January 1, 2008. The unaudited pro forma combined financial statements give effect to (1) the contribution by Verizon of assets comprising its local exchange business in Maine, New Hampshire and Vermont to Spinco, a subsidiary of Verizon, (2) the spin-off of Spinco to Verizon stockholders and (3) the merger of Spinco with FairPoint accounted for as a reverse acquisition of FairPoint by Spinco, with Spinco considered the accounting acquirer.

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

(A)	Reflects the standalone results for the Northern New England business for the quarter ended December 31, 2007.

(B)	Reflects the standalone results for the Legacy FairPoint business for the quarter ended December 31, 2007.

(C)	Reflects nonrecurring transition and transaction costs incurred by FairPoint prior to the closing of the merger.

(D)	Reflects revenues and expenses of approximately $2 million associated with VOIP and wireless directory assistance services as well as customers of VSSI-CPE FairPoint.

(E)

Reflects an actuarially determined reduction of $10 million of pension and OPEB expense related to employees not transferred to Spinco. Of this amount, $8 million was included in cost of services and sales and $2 million was included in selling, general and administrative expense.

(F)	Reflects the elimination of nonrecurring transition and transaction costs related to the merger (see Note C above).

(G)	Reflects the amortization of customer relationship intangible assets acquired in the merger. Such intangibles are being amortized over a weighted average estimated useful life of 9.7 years.

(H)

Reflects additional interest expense related to the debt structure of FairPoint following completion of the merger, net of $17 million of interest expense allocated by Verizon to the Northern New England business.

(I)	Reflects the elimination of Legacy FairPoint’s loss on derivative instruments related to forward interest rate swap agreements that were contingent upon completion of the merger.

(J)	Reflects the income tax effects associated with the adjustments described above.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Revenue and Operating Metrics (unaudited)

(Dollars in thousands)

	Three Months Ended
					Pro Forma (1)
	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
Revenues:
Local calling services	$129,032	$135,610	$143,415	$149,591	$149,654
Network access (2) (3)	97,038	96,295	94,094	101,402	108,538
Long distance services	45,375	46,312	50,161	49,090	48,624
Data and Internet services	28,405	29,461	32,873	30,552	30,653
Other services (3)	11,780	11,582	7,712	14,055	11,949

Total revenue	$311,630	$319,260	$328,255	$344,690	$349,418

Operating Metrics:
Residential voice access lines	903,965	926,610	958,324	996,531	1,030,620
Business voice access lines	390,418	392,496	403,939	412,633	419,999
Wholesale access lines	105,408	107,243	112,131	116,731	119,550
Total voice access lines	1,399,791	1,426,349	1,474,394	1,525,895	1,570,169

HSD subscribers	300,882	295,360	294,134	294,412	295,578
Total access lines equivalents	1,700,673	1,721,709	1,768,528	1,820,307	1,865,747

Long distance subscribers	623,497	631,458	643,844	656,599	671,278

(1)           FairPoint acquired Verizon’s wireline and related operations in Maine, New Hampshire and Vermont (the Northern New England business) on March 31, 2008.  The pro forma results have been prepared using the purchase method of accounting as if the transaction had been completed as of January 1, 2008.

(2)           During the first quarter of 2009, the Company reclassified certain revenues from network access revenues to local calling services revenue.  Prior period revenues were also reclassified for comparison purposes.

(3)           During the third and fourth quarters of 2008, the Company recorded certain revenue adjustments/reclassifications that relate to prior periods.  The table below shows the revenue for the affected category as if the adjustments were reflected in the appropriate period:

	Three Months Ended
	Normalized December 31, 2008	Normalized September 30, 2008	Normalized June 30, 2008
Revenues:
Local calling services	$135,610	$143,415	$149,591
Network access	96,295	96,094	99,402
Long distance services	46,312	50,161	49,090
Data and Internet services	30,814	31,520	30,552
Other services	11,582	10,994	10,773

Total revenue	$320,613	$332,184	$339,408

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income under GAAP to  Adjusted EBITDA (Non-GAAP)

(Dollars in thousands)

	Three Months Ended
					Pro Forma (1)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008

Net Income	$(8,777)	$(76,072)	$(25,109)	$23,114	$(9,514)
Depreciation and amortization	67,867	70,598	60,768	69,741	72,660
Interest expense	53,479	52,730	49,665	45,123	47,115
Income taxes	(4,822)	(46,598)	(17,176)	13,909	(6,460)
	107,747	658	68,148	151,887	103,801

(Gain) loss on derivatives	(12,898)	49,909	5,014	(43,123)	22,259
Gain on repurchase of debt	(4,863)	—	—	—	—
Transition services agreement	15,895	49,597	49,550	49,476	—
Other merger and cutover related costs (2)	9,618	26,871	15,191	10,095	—
Non-cash items (3)	9,589	9,128	5,723	5,723	8,200

Adjusted EBITDA (Covenant) (4)	$125,088	$136,163	$143,626	$174,058	$134,260

Other adjustments to EBITDA:
Cutover costs in excess of cumulative cap (5)	9,743	—	—	—	—
Severance	451	—	—	—	—
Non-cash accrual for compensated absences (6)	2,966	—	—	—	—
Revenue and expense adjustments related to prior periods (7)	—	1,353	4,956	(6,309)	—
Other income (8)	(15,000)	—	—	—	—

Adjusted EBITDA	$123,248	$137,516	$148,582	$167,749	$134,260

(1)           FairPoint acquired Verizon’s wireline and related operations in Maine, New Hampshire and Vermont (the Northern New England business) on March 31, 2008.  The pro forma results have been prepared using the purchase method of accounting as if the transaction had been completed as of January 1, 2008.

(2)           Other one-time items related to the merger and systems cutover primarily include training costs, recruiting and relocation costs, brand and promotional marketing costs, systems development costs and travel costs.

(3)           Includes non-cash pension, OPEB and stock based compensation expenses.

(4)           Adjusted EBITDA is defined in FairPoint’s credit facility as net income (loss) before interest expense and provision (benefit) for income taxes and depreciation and amortization, excluding unusual or one-time non-recurring items (including costs related to the use of Verizon’s systems and services under the Transition Services Agreement as well as other costs related to the cutover to FairPoint’s newly developed systems platform), non-cash items related to pension and OPEB, stock based compensation and other costs and adjustments related to the acquisition of the Northern New England business.

(5)           Represents one-time costs incurred in connection with the systems cutover which exceeded the cumulative cap of $61 million for allowed cutover related add-backs as provided in the Company’s credit facility.

(6)           Represents the non-cash accrual for vacation pay for the remainder of 2009 for employees of the northern New England operations which fully vested on January 1, 2009.

(7)           Includes certain revenue and expense adjustments related to prior quarters.

(8)           Other income for the three months ended March 31, 2009 represents a gain resulting from the one-time payment made by Verizon to the Company pursuant to the Transition Agreement entered into on January 30, 2009.